UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 10, 2006
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32548 (Commission File Number)	52-2141938 (IRS Employer Identification No.)

46000 Center Oak Plaza Sterling, Virginia (Address of principal executive offices)	20166 (Zip Code)

Registrant’s telephone number, including area code	(571) 434-5400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On April 10, 2006, the board of directors of NeuStar, Inc. (the “Company”) approved, upon the recommendation of the Company’s Compensation Committee, a new policy with respect to director compensation to take effect on July 1, 2006. This policy will replace the company’s current director compensation policy in its entirety. Under this new policy, non-management directors will receive an annual retainer of $35,000. Committee chairs will receive an additional annual retainer as follows: $10,000 for the Audit Committee, $7,500 for the Compensation Committee and Nominating and Corporate Governance Committee, and $5,000 for the Neutrality Committee and any special committee formed by the board of directors. Audit Committee members will receive an additional annual retainer of $5,000. All amounts will be paid to directors quarterly in arrears.
     Non-management directors will also receive an annual restricted stock unit grant equal to $110,000 divided by the closing price of NeuStar stock on the date of grant, which for the current year will occur on the later to occur of July 1, 2006 or the date on which directors are duly elected at the 2006 Annual Meeting of Stockholders. In each year after 2006, such grants shall be made on the first day of the calendar month following the election of directors at the annual meeting of the Company’s stockholders. These restricted stock units will fully vest on the first anniversary of the date of grant. Upon vesting, each director’s restricted stock units will be automatically deferred into deferred stock units, which will be delivered to the director in shares of NeuStar stock six months following the director’s termination of Board service.
     The grants described above are to be made pursuant to the Form of Directors’ Restricted Stock Unit Agreement, which sets forth the terms and conditions of restricted stock units granted under the NeuStar, Inc. 2005 Stock Incentive Plan, including grants to the Company’s directors. A copy of the Form of Directors’ Restricted Stock Unit Agreement is attached as Exhibit 99.2 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits

99.1	Summary Description of Non-Management Director Compensation

99.2	Form of Directors’ Restricted Stock Unit Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuStar, Inc. (Registrant)
Date: April 13, 2006	By:	/s/ Jeffrey E. Ganek
	Name:	Jeffrey E. Ganek
	Title:	Chairman and CEO

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Summary of Non-Management Director Compensation

99.2	Form of Directors’ Restricted Stock Unit Agreement